Exhibit 15
April 25, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated April 25, 2014 on our review of interim financial information of United Technologies Corporation (the "Corporation") for the three-month periods ending March 31, 2014 and 2013 and included in the Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2014 is incorporated by reference in its Registration Statement on Form S‑3 (No. 333-188957) and in the Registration Statements on Form S-8 (Nos. 333-183123, 333-177520, 333-177517, 333-175781, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718, 333-77817 and 033-51385).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut